BROWN SHOE REPORTS FIRST QUARTER FINANCIAL RESULTS;
 RAISES FULL-YEAR EARNINGS PER SHARE GUIDANCE

Highlights for the first quarter 2007:

▪	Net earnings of $9.6 million or $0.22 per diluted share, exceeds guidance by $0.03 per diluted share
▪	Increases full-year guidance range to $1.55 to $1.59 per diluted share, inclusive of $0.31 per diluted share in Earnings Enhancement Plan costs
▪	Establishes second quarter guidance range of $0.22 to $0.24 per diluted share, inclusive of $0.08 per diluted share in Earnings Enhancement Plan costs
▪	Famous Footwear generates 3.4 percent same-store-sales gain in quarter
▪	Famous Footwear operating earnings increase by 31.8 percent and operating margin expands by 110 basis points from the year-ago period
▪	Specialty Retail division generates 3.4 percent same-store-sales gain in quarter
▪	Wholesale division operating margin increases 70 basis points from the year-ago period

ST. LOUIS, MISSOURI, May 24, 2007 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the first quarter of fiscal 2007 ended May 5, 2007.

All earnings per share data included in this release are on a post-split basis following the Company’s April 2, 2007 3-for-2 stock split

Consolidated net sales were $566.3 million, a decrease of 1.6 percent compared to $575.5 million in the first quarter of fiscal 2006.  Net earnings were $9.6 million, or $0.22 per diluted share, versus net earnings of $10.0 million, or $0.23 per diluted share in the prior-year period.  First quarter 2007 earnings include charges related to the Company’s Earnings Enhancement Plan of $0.07 per diluted share.  On an adjusted basis, excluding these charges, net earnings were $13.0 million, or $0.29 per diluted share, an increase of 26.1 percent compared to $0.23 per diluted share for the same period last year and guidance range of $0.25 - $0.26 per diluted share on an adjusted basis.  See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures”.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “Our first quarter results were ahead of expectations, driven primarily by the ongoing strength of our Famous Footwear chain.  Famous Footwear generated a 3.4 percent same-store-sales gain in the quarter, fueled by its fashion-right merchandise selection.  Our Specialty Retail segment, which includes our Naturalizer stores and Shoes.com business, achieved solid progress in the quarter, also generating a 3.4 percent same-store-sales gain.  Our Wholesale division sales were slightly lower than we had expected.  Nonetheless, operating margins in the quarter at Wholesale were strong, generating a 190 basis point improvement over last year, excluding costs for our Earnings Enhancement Plan.  We believe our first quarter results reflect the positive impact of our initiatives to improve our enterprise profitability and we expect continued progress in the near and long term.”

SEGMENT HIGHLIGHTS
Retail Division
Total sales at Famous Footwear rose 7.6 percent to a first quarter record $325.3 million compared to $302.3 million for the same 13-week period last year.  Same-store sales for the quarter ended May 5, 2007 increased 3.4 percent over the quarter ended April 29, 2006.  Operating earnings were $21.0 million compared to $15.9 million last year, an increase of 31.8 percent.  Famous Footwear opened 18 new stores and closed eight during the quarter, resulting in 1,009 stores open at the end of the quarter.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported sales in the quarter of $60.3 million, a 6.9 percent increase from last year’s $56.4 million.  The sales increase was driven by a 3.4 percent same-store-sales gain in the segment and a 46.6 percent gain at Shoes.com.  The segment’s operating loss was even with last year at $2.9 million; however, 2007 results include $0.2 million in charges related to the Company’s Earnings Enhancement Plan, primarily related to the closing of its remaining Via Spiga store.  During the quarter, no new stores were opened and 10 were closed, resulting in 280 stores open at the end of the quarter, compared to 312 at the end of the year-ago period.

Wholesale Division
Wholesale sales declined 16.6 percent in the quarter to $180.7 million compared to $216.8 million in the previous year.  Sales were modestly below the Company’s expectations.  Solid performances from Naturalizer, LifeStride, Etienne Aigner, and Dr. Scholl’s were offset by the exiting of the Bass license at the end of 2006 and the reduced emphasis on lower-margin private label business.  Operating earnings were $13.0 million in the quarter, including charges of $2.1 million related to the Company’s Earnings Enhancement Plan, compared to $14.1 million in the year ago period.  The segment’s focus on higher-quality sales led to an operating profit that, as a percent of sales, increased 190 basis points to 8.4 percent, after excluding the above charges, from 6.5 percent last year.

Balance Sheet
Inventory at May 5, 2007 was $398 million, as compared to $405 million last year.  Inventory at the Company’s Famous Footwear division was down $1.7 million in the quarter while operating 57 more stores.  Wholesale inventory was down 18.4 percent in the quarter. Specialty Retail inventory was up 13.9 percent due to growth at Shoes.com; however, inventory at the division’s stores was down 11.5 percent with 32 fewer stores. The Company’s debt-to-capital ratio at the end of the quarter was 22.7 percent, compared to 30.6 percent at the same time last year.

Strategic Initiatives Update
Costs related to the Company’s Earnings Enhancement Plan during the quarter were in-line with expectations.  During the first quarter, the Company closed its Italian sales office, its Dover, NH distribution center, and its Needham, MA office, and incurred costs for severance and other projects still under development. As a result of these actions, the Company incurred after-tax costs of $3.3 million or $0.07 per diluted share in the quarter.  The Company continues to work on other initiatives related to this plan.  Estimates of costs and benefits remain as follows:
•	In 2007, after-tax implementation costs are estimated to be approximately $14 million, while the Company expects to realize after-tax benefits of $10 to $12 million;
•	In 2008, after-tax implementation costs are estimated to be approximately $5 million and annual after-tax benefits are estimated to be $17 to $20 million.

Full-Year and Second Quarter 2007 Guidance
For fiscal 2007, the Company continues to estimate sales will range from $2.48 billion to $2.52 billion and now expects net earnings per diluted share of $1.55 to $1.59, versus previous guidance of $1.52 to $1.55.  This guidance includes estimated costs related to the Company’s Earnings Enhancement Plan of $0.31 per diluted share.  On an adjusted basis, net earnings per diluted share are now estimated to be $1.86 to $1.90, versus previous guidance of $1.83 to $1.87.  This estimate is predicated on a same-store-sales increase at Famous Footwear of 2.5 to 3.5 percent.  As previously announced, Wholesale division sales in 2007 are expected to be below 2006 results, with growth at its branded businesses offset by the exit of the Bass license and an expected sales decline in its private label business. In 2007, the Company also expects to increase its marketing and media spend by approximately $4.0 million on a pre-tax basis, as it evolves its brand marketing programs.  Additionally, the Company expects its effective tax rate to increase by approximately 200 basis points, as a result of a reduced mix of lower tax rate foreign earnings.

For the second quarter of 2007, the Company expects sales of $582 million to $592 million, an increase of 0.5 to 2.2 percent compared to $579.3 million in the year-ago period and net earnings of $9.8 million to $10.7 million compared to $15.2 million in the previous year.  Net earnings per diluted share in the quarter are estimated to be $0.22 to $0.24 as compared to $0.35 per diluted share in the previous year.  This guidance range includes estimated charges and implementation costs of the Company’s Earnings Enhancement Plan of $0.08 in the second quarter of 2007.  In the second quarter of 2006, the Company incurred charges of $0.03 per diluted share related to its Earnings Enhancement Plan offset by a net insurance recovery of $0.11 per diluted share related to environmental remediation costs at its Denver, CO facility.  On an adjusted basis, the Company expects second quarter 2007 net earnings per diluted share of $0.30 to $0.32 an increase of 11.1 to 18.5 percent compared to $0.27 per diluted share in the same period a year ago.  Second quarter guidance is predicated on a 4.0 to 5.0 percent same-store-sales increase at Famous Footwear, which reflects the change in the retail reporting calendar in 2007 following a 53-week year in 2006.  In 2007, this shift causes the second quarter to end on August 4, 2007 and thereby includes an additional week of the Back-To-School selling season compared to the 13 weeks ended July 29, 2006.  This one-week shift is expected to result in lower third quarter same-store sales growth.  Second quarter Wholesale sales and earnings are both expected to increase over the first quarter 2007, but will be lower than last year’s second quarter, due to the growth of its branded businesses being offset by the exit of the Bass license and a reduced emphasis on lower-margin private label business and as a result of changes in marketing expenses, including the timing of trade shows.  See Schedule 5 attached for a reconciliation to GAAP net earnings.

Outlook for Full-Year 2007
Fromm concluded, “Following on our first quarter results, we are confident in our abilities to deliver a strong 2007.  In addition, we are building the processes and the platform to assist us in executing our growth strategies and realize our vision of being a top performer in the footwear industry.”

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges, recoveries, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss first quarter 2007 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its strategic earnings enhancement plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; and (x) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward- looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.5 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
314-854-4134	314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)	May 5, 2007	April 29, 2006
ASSETS

Cash and Cash Equivalents	$60,693	$29,787
Receivables, Net	84,390	119,456
Inventories, Net	397,697	404,567
Other Current Assets	34,464	20,934
Total Current Assets	577,244	574,744

Property, Plant and Equipment – Net	137,648	116,220
Other Assets	321,059	306,453
	$1,035,951	$997,417

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowing Under Revolving Credit Agreement	$9,500	$50,000
Trade Accounts Payable	130,697	147,579
Accrued Expenses	109,569	113,825
Income Taxes	2,613	(1,080)
Total Current Liabilities	252,379	310,324

Long-Term Debt	150,000	150,000
Deferred Rent	36,476	35,163
Other Liabilities	53,420	49,018
Shareholders’ Equity	543,676	452,912
	$1,035,951	$997,417

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands, except per share data)	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 5, 2007	April 29, 2006

Net Sales	$566,348	$575,538
Cost of Goods Sold	336,545	352,541

Gross Profit	229,803	222,997
– % of Sales	40.6%	38.7%

Selling & Administrative Expenses	212,252	204,403
– % of Sales	37.5%	35.5%

Operating Earnings	17,551	18,594
– % of Sales	3.1%	3.2%

Interest Expense, Net	3,358	4,204

Earnings Before Income Taxes	14,193	14,390

Income Tax Provision	(4,557)	(4,359)

NET EARNINGS	$9,636	$10,031

Basic Earnings per Common Share	$0.22	$0.24

Diluted Earnings per Common Share	$0.22	$0.23

Basic Number of Shares	43,186	41,670

Diluted Number of Shares	44,620	43,495

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands)	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 5, 2007	April 29, 2006

OPERATING ACTIVITIES:
Net earnings	$9,636	$10,031
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation and amortization	10,026	9,958
Share-based compensation expense	2,624	2,453
Loss on disposal or impairment of facilities and equipment	674	571
Provision for doubtful accounts	51	191
Foreign currency transaction losses (gains)	(114)	43
Changes in operating assets and liabilities:
Receivables	47,783	38,456
Inventories	22,823	9,728
Prepaid expenses and other current assets	(1,769)	(1,867)
Trade accounts payable	(55,070)	(25,504)
Accrued expenses	(36,751)	(17,584)
Income taxes	1,184	(4,908)
Deferred rent	(1,549)	(1,056)
Deferred income taxes	(913)	(349)
Other, net	(573)	110
Net cash (used) provided by operating activities	(1,938)	20,273

INVESTING ACTIVITIES:
Payments on acquisition, net of cash received	–	(22,700)
Capital expenditures	(7,913)	(8,255)
Net cash used by investing activities	(7,913)	(30,955)

FINANCING ACTIVITIES:
Increase in borrowings under revolving credit agreement	8,500	–
Proceeds from stock options exercised	6,831	5,463
Tax benefit related to share-based plans	3,422	2,682
Dividends paid	(3,152)	(2,265)
Net cash provided by financing activities	15,601	5,880

Effect of exchange rate changes on cash	1,282	301

Increase (decrease) in cash and cash equivalents	7,032	(4,501)

Cash and cash equivalents at beginning of period	53,661	34,288

Cash and cash equivalents at end of period	$60,693	$29,787

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s first quarter earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	1st Quarter 2007		1st Quarter 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$9,636	$0.22	$10,031	$0.23

Charges / Other Items:

Earnings Enhancement Plan Costs	3,324	0.07	–	–

Total Charges / Items	3,324	0.07	–	–

Adjusted Net Earnings	$12,960	$0.29	$10,031	$0.23

As reflected in the Schedule above, net earnings for fiscal 2007 include a charge of $3.3 million after-tax, or $0.07 per diluted share, for the Company’s Earnings Enhancement Plan implementation costs

SCHEDULE 5

BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to
Adjusted Net Earnings Guidance (Non-GAAP)

The following is a reconciliation of the Company’s second quarter and full-year earnings per share guidance on a GAAP basis (reported and estimated) to Adjusted Net Earnings (Non-GAAP):

	2nd Quarter 2007 Guidance		2nd Quarter 2006	Fiscal 2007 Guidance		Fiscal 2006
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.22	$0.24	$0.35	$1.55	$1.59	$1.51

Charges / Other Items:

Earnings Enhancement Plan Costs	0.08	0.08	$0.03	$0.31	$0.31	0.09

Environmental Insurance Recoveries and Charges	–	–	(0.11)	–	–	(0.02)

Costs Related to Withdrawal from Bass License	–	–	–	–	–	0.05

Total Charges / Items	0.08	0.08	(0.08)	0.31	0.31	0.12

Adjusted Net Earnings per Share	$0.30	$0.32	$0.27	$1.86	$1.90	$1.63